Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

On October 1, 2021, Dream Finders Homes, Inc.’s (“the Company” or “DFH”), through its subsidiaries Dream Finders Holdings LLC, a Florida limited liability company, and DFH Coventry, LLC, a Florida limited liability company, completed the acquisition of certain assets, rights and properties, and assumed certain liabilities, of MHI Partnership, Ltd., a Texas limited partnership, MHI Models, Ltd., a Texas limited partnership, McGuyer Homebuilders, Inc., a Texas corporation, and FMR IP, LLC, a Texas limited liability company (“MHI”).

The acquired assets and liabilities primarily include inventory home sites completed and under construction, approximately 5,500 lots under control in the Houston, Austin, Dallas, and San Antonio, Texas metropolitan areas, trade payables and other accruals. The assets and liabilities not acquired primarily consist of cash and cash equivalents, and debt obligations.

The unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with (i) Dream Finders Homes, Inc.’s historical consolidated financial statements, and the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) MHI’s unaudited combined statement of income for the nine months ended September 30, 2021 included in the Company’s Form 8-K/A filed with the Securities and Exchange Commission (SEC) on March 16, 2022 in Exhibit 99.1. The unaudited pro forma condensed combined statement of comprehensive income is presented as if the MHI acquisition had occurred on January 1, 2020 and combines the historical results of operations of MHI and the Company for the year ended December 31, 2021. An unaudited pro forma condensed combined balance sheet as of December 31, 2021 is not included as the financial position of MHI is already included in the Company’s consolidated balance sheet as of December 31, 2021.

The MHI acquisition was accounted for by applying the guidance under the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the acquired assets and liabilities will be recorded by the Company at estimated fair values as of October 1, 2021, the date the acquisition was completed. The following unaudited pro forma condensed combined financial information and related notes present the pro forma impact of the MHI acquisition on the Company’s historical results of operations for the year ended December 31, 2021.  The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X. The acquisition method of accounting is dependent upon certain valuations and other procedures that have not been completed; therefore, there is not sufficient information to determine the final measurement. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transaction accounting adjustments, as contemplated, and the pro forma adjustments give appropriate effect to those assumptions. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting will occur during 2022 and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

We derived the unaudited pro forma condensed combined financial information by applying pro forma adjustments to the audited consolidated statement of comprehensive income for the Company for the year ended December 31, 2021 and the unaudited combined statement of income of MHI for the nine month period ended September 30, 2021. We considered the effect of the one day stub-period between the date of the unaudited combined statement of income for the nine month period ended September 30, 2021 and the October 1, 2021 acquisition date, noting the impact to the unaudited pro forma condensed combined financial information is not material. The unaudited pro forma condensed combined financial information does not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition.  The unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2021 gives pro forma effect to the MHI acquisition, as if the acquisition had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of MHI been consummated on the dates indicated, and do not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. There were no material transactions between the Company and MHI during the periods presented in the unaudited pro forma condensed combined financial information that would need to be eliminated. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying footnotes. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of the Company and MHI for the applicable periods:

-	historical financial statements of the Company and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 16, 2022;

-	historical financial statements of MHI as of and for the years ended December 31, 2020 and 2019, included in the Company’s Form 8-K/A filed with the SEC on December 14, 2021; and

-	the unaudited financial statements of MHI as of and for the nine month period ended September 30, 2021, included in the Company’s Form 8-K/A filed with the SEC on March 16, 2022.

•
The unaudited pro forma condensed combined financial information reflects the application of purchase accounting and the respective financing transaction in relation to the MHI acquisition as discussed below.

o
The trade name “Coventry Homes” was valued at $8.9 million. The amortization of these adjustments is reflected in the unaudited pro forma statement of comprehensive income for the year ended December 31, 2021.

o
Income tax adjustments to MHI as if it were a taxable entity as of the beginning of the period assuming the 21% Federal tax rate applicable to C Corporations, partially offset by a 1.5% 45L New Energy Efficient Home Tax Credit, plus a 5.5% State tax rate.

o	Additional income from ownership interests in three joint ventures acquired by DFH from the former principal of MHI for the nine months ended September 31, 2021.

o	An additional $10.4 million preferred dividend associated with the Convertible Preferred Stock (as defined below), as if the issuance had occurred on January 1, 2020.

o
Issuance of 150,000 shares of newly-created Series A Convertible Preferred Stock with an initial liquidation preference of $1,000 per share and a par value $0.01 per share (the “Convertible Preferred Stock”), for an aggregate purchase price of $150 million. The Company used the net proceeds of $148 million from the sale of the Convertible Preferred Stock to fund a portion of the MHI Acquisition. The dividend rate on this issuance is 9%.  See impact of preferred stock on diluted earnings per share within the pro forma financial information below in footnote (f).

DREAM FINDERS HOMES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
For The YEAR ENDED DECEMBER 31, 2021

	Dream Finders Homes, Inc.	MHI	Transaction Accounting Adjustments		Dream Finders Homes, Inc.
	For the year ended December 31, 2021 (As reported)	For the nine months ended September 30, 2021 (As reported)	For the nine months ended September 30, 2021		Pro Forma Combined
					.
Revenues	$1,923,909,806	$599,528,023	$-		$2,523,437,829
Cost of sales	1,610,331,738	516,728,723	(17,634,402)	(a)	2,109,426,059
Selling, general and administrative expense	154,404,500	40,995,094	18,727,650	(a),(b)	214,127,244
Income from equity in earnings of unconsolidated entities	(9,427,868)	(334,046)	(4,043,538)	(c)	(13,805,452)
Gain on sale of assets	(87,023)	-	-		(87,023)
Loss on extinguishment of debt	711,485	-	-		711,485
Other Income
Other	(7,827,391)	(1,454,512)	-		(9,281,903)
Paycheck Protection Program forgiveness (g)	(7,219,794)	(7,849,000)	-		(15,068,794)
Other Expense
Other	12,770,698	-	-		12,770,698
Contingent consideration revaluation	7,532,830	-	6,446,332	(d)	13,979,162
Interest expense	672,172	799,552	-		1,471,724
Income before taxes	$162,048,459	$50,642,212	$(3,496,042)		$209,194,630
Income tax expense	(27,454,642)	(773,604)	(11,171,705)	(e)	(39,399,951)
Net and comprehensive income	$134,593,817	$49,868,608	$(14,667,747)		$169,794,678
Net and comprehensive income attributable to non-controlling interests	(13,461,317)	-	-		(13,461,317)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$121,132,500	$49,868,608	$(14,667,747)		$156,333,361

Earnings per share
Basic	$1.27				$1.54
Diluted (f)	$1.27				$1.51
Weighted-average number of shares
Basic	92,521,482				92,521,482
Diluted	95,313,593				103,296,558

(a)
Reflects re-classifications between MHI’s financial statement line items in order to comply with DFH’s accounting policies, including $17.6 million of indirect costs capitalized, and subsequently expensed through cost of sales for MHI’s Financial Statements, which were reclassified from cost of sales to selling, general and administrative expense on DFH’s pro forma Financial Statements.

(b)	Gives effect to the amortization of intangible asset of $1.1 million related to the trade name “Coventry Homes” included in the acquisition. The trade name is amortized over a five-year period.

(c)
Represents the $4.0 million of additional income associated with ownership interests in three equity method joint ventures relating to mortgage and title services acquired by DFH from the former principal of MHI.

(d)	Represents accretion of $6.4 million of contingent consideration, assuming contingent consideration had been applied as of January 1, 2020.

(e)
Income tax adjustments to MHI as if it were a taxable entity as of the beginning of the period, assuming the 21% Federal tax rate applicable to C Corporations, partially offset by a 1.5% 45L New Energy Efficient Home Tax Credit, plus a 5.5% State tax rate.

(f)
Gives effect of 10.8 million of preferred shares converted into common stock and the exclusion of the associated preferred dividends of $10.4 million in the diluted earnings per share calculation using the “If converted” method.

(g)	The Payroll Protection Program forgiveness was included in other income in the unaudited combined statement of income for the nine month period ended September 30, 2021.